EXHIBIT 4.4

                    SOVEREIGN SPECIALTY CHEMICALS, INC.
                      EMPLOYEE SUBSCRIPTION AGREEMENT


          AGREEMENT dated as of [_______], 2000 by and between Sovereign Specialty Chemicals, Inc., a Delaware corporation (the "Corporation"), and ________ (the "Subscriber").

          Section 1. Agreement to Sell and Purchase Securities. Subscriber agrees to purchase [______] shares of the common stock, par value $0.01 per share (the "Voting Common Stock"), of the Corporation, at a purchase price of $100.00 per share. The shares of the Voting Common Stock to be purchased by the Subscriber pursuant to this Agreement, and the shares of the non-voting common stock, par value $0.01 per share (the "Non-Voting Common Stock"), of the Corporation received by the Subscriber upon the voluntary conversion of his Voting Common Stock in accordance with the Corporation's Amended and Restated Articles of Incorporation, are referred to as the "Shares."

          Section 2. Closing. The delivery of the Shares to the Subscriber shall take place at a closing (the "Closing") on ________, 2000 or at such other date as the Corporation and the Subscriber may agree in writing. The Subscriber shall pay for the Shares by check or by such other form of payment acceptable to the Corporation so that at Closing, the Corporation can deliver the Shares against receipt of cleared funds. The time and date at and upon which the Closing occurs is herein called the "Closing Date."

          Section 3. Representations and Warranties of Subscriber. The Subscriber for himself represents, warrants and agrees that:

          (a) The Subscriber is acquiring the Shares to be acquired by him hereunder for his own account, for investment and not with a view to the sale or distribution thereof, nor with any present intention of distributing or selling the same. Except as expressly provided in this Agreement, the Subscriber will have no right to Transfer the Shares and must bear the economic risk of the Subscriber's investment for an indefinite period of time. There is not now and there may never be any public market for the Shares. For the purposes of this Agreement, "Transfer" shall mean any sale, transfer, assignment, exchange, grant of a participation in, gift, hypothecation, encumbrance, pledge or other disposition by testamentary bequest, inter vivos transfer or otherwise of any securities or any interests therein, whether direct or indirect.

          (b) The Subscriber is a citizen or resident of the United States of America and has entered into this Agreement within the United States of America.

          Section 4. Management Fees. The Subscriber hereby acknowledges and agrees that SSCI Investors LLC ("Investors"), the majority shareholder of the Corporation, or its affiliates will receive management and other fees and expenses from the Corporation.

          Section 5. Transfer Provisions. The Subscriber and Corporation agree that the Subscriber is entitled to certain tag along rights, is subject to certain obligations to Transfer his Shares under certain circumstances (including termination of employment and certain sales by Investors) and is subject to certain restrictions on his ability to Transfer his Shares, all of which are described in Exhibit A.

          Section 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. The Subscriber hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such Delaware courts and agrees not to plead or claim that such litigation brought in any such Delaware court has been brought in an inconvenient forum.

          Section 7. Assignment; Binding Effect; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Investors and its affiliates are third party beneficiaries under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement (other than as set forth in the preceding sentence), express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          Section 8. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto.

          Section 9. Incorporation of Exhibit. Exhibit A hereto is hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          Section 10. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          Section 11. Termination. The provisions of Sections 3, 4 and 5 of Exhibit A shall terminate and shall cease to be binding on the parties hereto upon the initial public offering ("IPO") of Shares registered under the U.S. Securities Act of 1933, as amended, whether by the Corporation or by shareholders.

          IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

                                  SOVEREIGN SPECIALTY CHEMICALS, INC.


                                  By:
                                     --------------------------------
                                     Name:
                                     Title:

                                  Address for Notices:

                                  Suite 2200
                                  225 West Washington Street
                                  Chicago, IL 60606
                                  Attn: Chief Financial Officer


                                  SUBSCRIBER


                                  -----------------------------------
                                  [Name]


                                  Subscriber's Address for Notices:

                                  -----------------------------------

                                  -----------------------------------

                                  -----------------------------------

                                  Subscriber's Taxpayer I.D. No:

                                  -----------------------------------

AGREED WITH RESPECT TO
SECTION 4 OF EXHIBIT A:

SSCI INVESTORS LLC

By:  SSCI Investors Inc.

By:
   -------------------------
   Name:
   Title:

Address for Notices:

65 East 55th Street
New York, NY  10022
Attn:  General Counsel

                                                                  Exhibit A

                            Transfer Provisions

          Section 1. Transfer Restrictions. (a) The Subscriber shall not Transfer all or part of any Shares owned of record by him in violation of the provisions of this Section. Any Transfer in violation of the provisions of this Section shall have no effect and be null and void.

          (b) So long as such restriction is applicable hereunder or by law, each of the certificates representing the Shares held by the Subscriber hereto shall be stamped with the following legend:

          THESE SHARES ARE SUBJECT TO CERTAIN LIMITATIONS ON TRANSFER AND TO CERTAIN VOTING AGREEMENTS AND OBLIGATIONS AS ARE SET FORTH IN A SUBSCRIPTION AGREEMENT WITH SOVEREIGN SPECIALTY CHEMICALS, INC., INCLUDING, BUT NOT LIMITED TO, RESTRICTIONS ON THEIR SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION AND VOTING OBLIGATIONS TO EFFECT CERTAIN TRANSACTIONS. A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF SOVEREIGN SPECIALTY CHEMICALS, INC. SUCH TRANSFER RESTRICTIONS AND VOTING OBLIGATIONS SHALL BE BINDING ON FUTURE TRANSFEREES AND HOLDERS.

          (c) The Subscriber, by acceptance of the Shares, agrees, prior to any offer to sell, sale or other disposition or Transfer of part or all of the Shares, to give written notice to the Corporation of his intention to effect such sale or other disposition or Transfer. Each such notice shall describe the manner and circumstances of the proposed sale or other disposition or Transfer in sufficient detail. The Corporation will advise the Subscriber within 10 Business Days after submission of such notice, whether he is entitled to so Transfer the securities. If such holder is entitled to so Transfer, he shall submit the certificate representing the Shares to the Corporation in proper form for Transfer and accompanied by appropriate instruments of Transfer. Such certificate shall also be accompanied by an undertaking in writing by the transferee to be bound by all the terms of this Agreement. Each certificate thus transferred (and each of the stock certificates evidencing any untransferred balance of the securities evidenced by such certificate) shall bear the restrictive legend set forth in Section 1(b) of this Exhibit A, unless such legend is not required by this Agreement. For the purposes of this Agreement, "Business Day" shall mean a day that is not a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to open.

          (d) Except as permitted by Section 3, 4 or 5 of this Exhibit A, the Subscriber shall not, at any time from the date hereof until the earlier of (x) the IPO and (y) the fifth anniversary of the date of this Agreement, without the consent of the Corporation and Investors, Transfer any Shares owned by him ("Restricted Shares").

          (e) Notwithstanding any provision to the contrary contained in this Agreement and upon compliance with Section 1(c) of this Exhibit A:

               (i) The Subscriber may Transfer Restricted Shares to: (1) a spouse or any lineal ancestor or descendant; (2) the trustee or trustees of a trust or trusts at any time established for the primary benefit of the Subscriber or the spouse or any lineal ancestor or descendant of the Subscriber, provided that each and every trustee who may vote any Restricted Shares shall be the Subscriber or a person referred to in this paragraph (e)(i) or a bank or trust company; and (3) a partnership or partnerships, all of the general and limited partners of which are the Subscriber and/or one or more of the persons referred to with respect to the Subscriber in this paragraph (e) (other than a bank or trust company); provided that (x) any such trust or partnership shall have no terms inconsistent with the obligations of the Subscriber under this Agreement, and (y) as a condition of Transfer, any Permitted Transferee shall execute and deliver to the Corporation an agreement in form and substance reasonably satisfactory to the Corporation pursuant to which the Permitted Transferee agrees to be bound by all of the provisions of this Agreement. If any Restricted Shares are transferred to a Permitted Transferee, such Permitted Transferee shall take and hold such Restricted Shares, and such Restricted Shares shall be, subject to this Agreement and to the rights, obligations and restrictions provided herein with respect to the original Subscriber of such Restricted Shares as of the date of this Agreement, as if such Permitted Transferee were such original Subscriber.

               (ii) Any Transfer of Restricted Shares otherwise permitted by this paragraph (e) shall not be made unless in compliance with all applicable laws, including, without limitation, the securities laws of the United States of America and the states thereof.

               (iii) For purposes of this Agreement, "Permitted Transferee" shall mean any Person to whom Shares are Transferred by the Subscriber or any previous Permitted Transferees, excluding any Shares Transferred pursuant to Section 3 or 4 of this Exhibit A and excluding any Shares sold after the consummation of an IPO in compliance with this Section.

          (f) No purported Transfer of any Restricted Share or any share certificate bearing the legend set forth in Section 1(b) of this Exhibit A in violation of this Agreement shall be of any force or effect, and no such Transfer shall be made or recorded on the books of the Corporation.

          Section  2.  Holdback.  Each  holder of Shares  agrees  that,  if requested by the Corporation or the managing underwriters, if any, in writing, he will not directly or indirectly (x) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of Voting or Non-Voting Common Stock or securities convertible into or exchangeable or exercisable for shares of Voting or Non-Voting Common Stock or (y) Transfer any Shares in any manner or during any period required by the managing underwriters. Requests under this section need not be uniformly applied to all shareholders.

          Section 3. Take Along Rights. If, prior to an IPO, Investors, any affiliate of Investors, or any officer, director, employee, participant, shareholder or member of Investors, or any affiliate thereof (together, the "Investors Parties") desire to Transfer or exchange directly or indirectly (by merger or otherwise), at least 50% of the shares of Voting and Non-Voting Common Stock beneficially owned by the Investors Parties (any such transaction being referred to herein as an "Exit Sale") to any person who is not an affiliate of the transferring Investors Party or an Affiliate of Investors, Investors may require, pursuant to a written notice delivered to the Subscriber at least 20 days prior to the closing of the proposed Exit Sale, that the Subscriber sell to the prospective purchaser, concurrently with and on the terms (including price) and subject to the conditions of the Exit Sale, up to that number of Shares owned by the Subscriber as shall equal the product of (x) a fraction, the numerator of which is the number of shares of Voting and Non-Voting Common Stock held by the Investors Parties proposed to be transferred in the Exit Sale and the denominator of which is the number of shares of Voting and Non-Voting Common Stock owned by the Investors Parties, and (y) the number of Shares owned by the Subscriber. If the Investors Parties propose the Transfer of all or substantially all of the assets or business, (whether by merger, sale or otherwise) of the Corporation, then Investors and the Corporation shall have the right to require the Subscriber to take promptly all action necessary or appropriate (including voting their Shares in favor of such transaction) in order to effect such transaction. The Subscriber covenants and agrees that it shall take such actions as are necessary to consummate the transactions contemplated by this paragraph.

          Section 4. Tag Along Rights. If, prior to an IPO, the Investors Parties desire to Transfer (other than Transfer to any other Investors Party or Related Party (as defined below)), directly or indirectly, shares of Voting or Non-Voting Common Stock, the Investors Parties shall provide the Subscriber with written notice (the "Tag Along Notice") (which may, but need not be, incorporated into the notice required pursuant to Section 3 of this Exhibit A) setting forth:

               (i) the number of shares of common stock proposed to be Transferred;

               (ii) the identity of the prospective purchaser;

               (iii) all material terms and conditions of such proposed transaction; and

               (iv) that the party transferring shares of common stock requiring a tag-along notice (the "Transferring Party") is offering the Subscriber (the "Non-Transferring Party") the right to participate in such Transfer on a pro rata basis on the same terms and conditions as are applicable to the Transferring Party, provided that the Investors Parties may Transfer (x) up to 15% of the shares of Voting and Non-Voting Common Stock beneficially owned by them in the aggregate as of the Closing Date without complying with this Section 4 and (y) to other Investors Parties or the Related Parties. This Section 4 shall not apply to any redemption or Transfer of shares of Voting or Non-Voting Common Stock made in connection with any employee stock purchase plans. Tag-Along rights shall not apply, and the 15% computation referred to in the preceding clause (x) shall exclude, shares of Voting and Non-Voting Common Stock sold to employees of the Corporation by any Investors Party or its affiliates within 365 days after the date hereof.

               Within 10 Business Days following the delivery of the Tag Along Notice, the Non-Transferring Party shall, by notice in writing to the Transferring Party, have the opportunity to sell to the prospective purchaser (upon the same terms and conditions as the Transferring Party) up to that number of Shares owned by such Non-Transferring Party as shall equal the product of (x) a fraction, the numerator of which is the number of Shares owned by the Non-Transferring Party as of the date of such proposed sale and the denominator of which is the aggregate number of shares of Voting and Non-Voting Common Stock owned as of the date of such Tag Along Notice by Investors Parties and the Non-Transferring Party and any other participating person, and (y) the number of shares of Voting and Non-Voting Common Stock proposed to be sold. The amount of shares of Voting and Non-Voting Common Stock to be sold by the Transferring Party shall be reduced if and to the extent necessary to provide for such sale of Shares by the Non-Transferring Party. If the Non-Transferring Party does not elect to participate in such sale within the 10 Business Day period referred to above, the Transferring Party shall be entitled to consummate such sale without the participation of the Non-Transferring Party.

               For the purposes of this Agreement, "Related Party" with respect to any person shall mean, as of the time of any Transfer, (i) any person or entity that, directly or indirectly, through one or more intermediaries, has voting control of, or is under common voting control with, or is controlled by such person, (ii) with respect to individuals, such individual's spouse, parents, children, siblings and/or grandchildren, and (iii) a trust, corporation, partnership or other entity, whose beneficiaries, shareholders, partners, or owners, or other persons or entities holding a controlling interest in which, consist solely of such person and/or such other persons or entities referred to in the immediately preceding clauses (i) or (ii).

          Section 5. Certain Consequences of Termination of Subscriber's Employment. (a) If at any time the Subscriber shall cease to be employed by the Corporation or any subsidiary thereof as a result of a Termination by the Corporation for Cause (as defined below), the Corporation shall have the right (a "Call Option") to purchase all but not less than all of the Shares owned by the Subscriber and his Permitted Transferees at an aggregate price equal to the lower of the (i) price paid by the Subscriber pursuant to this Agreement or (ii) Fair Market Value of the Shares to be purchased on the date of the Call Notice (the "Applicable Valuation Date").

          For the purposes of this Agreement, "Termination by the Corporation for Cause": means termination by the Corporation or any of its subsidiaries or affiliates of the Subscriber's employment for: (i) misappropriation of any significant monies or significant assets or properties of the Corporation or any of its subsidiaries, (ii) conviction of a felony or a crime involving moral turpitude, (iii) substantial and repeated failure to comply with directions of the Chief Executive Officer of the Corporation or other superior of the Subscriber or the board of directors of the Corporation or any of its subsidiaries or affiliates, (iv) gross negligence or willful misconduct, (v) chronic alcoholism or drug addiction together with the Subscriber's refusal to cooperate with or participate in counseling and/or treatment of same or (vi) any willful action or inaction of the Subscriber which, in the reasonable opinion of the Corporation, constitutes dereliction (willful neglect or willful abandonment of assigned duties), or a material breach of any policy or rule of the Corporation or any of its subsidiaries. For the purposes of this Agreement, "Fair Market Value" shall be determined by the Corporation in good faith.

          (b) If at any time the Subscriber shall cease to be employed by the Corporation or any subsidiary thereof other than as a result of a Termination by the Corporation for Cause, the Corporation shall have the right, to purchase all but not less than all the Shares owned by the Subscriber or his Permitted Transferees at a price equal to the Fair Market Value on the Applicable Valuation Date of the Shares to be purchased.

          (c) If the Corporation desires to exercise a Call Option, it shall give written notice thereof (a "Call Option Notice") to the Subscriber and the Permitted Transferees of the Subscriber within 60 days of the occurrence of the event giving rise to such Call Option; such Call Option shall expire if such notice is not given within such period. The Subscriber and the Permitted Transferees of the Subscriber shall deliver to the Corporation certificates representing the Shares, free and clear of all claims, liens, or encumbrances, together with blank stock powers, duly executed with all signature guarantees at a closing at the principal office of the Corporation on the seventh day after the Call Option Notice has been given to the Subscriber. The proceeds from the purchase of the Shares pursuant to the Call Option shall be paid by check, which shall be delivered to the Subscriber at the closing of such purchase.